Exhibit 10.3

ICC HOLDINGS, INC.

EMPLOYEE STOCK OWNERSHIP PLAN

(Effective [INSERT DATE])

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ARTICLE IX
DISTRIBUTIONS		21

9.1	Termination of Employment	21
9.2	Death	21
9.3	Time of Payment	22
9.4	Manner of Making Payments	22
9.5	Form of Payment	22
9.6	Direct Rollover	23
9.7	Diversification Election	24
9.8	Election to Retain Interests in Plan	24
9.9	Mandatory Distributions	24
9.10	Dividends	25
9.11	Change in Control	26

ARTICLE X
RIGHT AND RESTRICTIONS ON COMPANY STOCK		27

10.1	Right of First Refusal	27
10.2	Put Requirements	27
10.3	Prohibition on Purchase Arrangements	28
10.4	Nonterminable Rights	28

ARTICLE XI
VOTING AND TENDER OF COMPANY STOCK		29

11.1	Voting	29
11.2	Tender	29
11.3	Fiduciary Responsibilities	30
11.4	Procedures for Voting and Tender	30

ARTICLE XII
ADMINISTRATION		31

12.1	Fiduciary Responsibilities	31
12.2	The Administrative Committee	31
12.3	Plan Expenses	32
12.4	Meetings and Voting	32
12.5	Compensation	32
12.6	Claims Procedures	33
12.7	Liabilities	34

ARTICLE XIII
AMENDMENTS		35

13.1	Right to Amend	35
13.2	Amendment by Administrative Committee	35
13.3	Plan Merger and Asset Transfers	35
13.4	Amendment of Vesting Schedule	35

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ARTICLE XIV
TERMINATION		36

14.1	Right to Terminate	36
14.2	Effect of Termination	36
14.3	Change in Control	36

ARTICLE XV
MISCELLANEOUS		37

15.1	Non-alienation of Benefits	37
15.2	Appointment of Guardian	37
15.3	Satisfaction of Benefit Claims	37
15.4	Controlling Law	37
15.5	Non-guarantee of Employment	37
15.6	Severability and Construction of the Plan	37
15.7	No Requirement of Profits	38
15.8	All Risk on Participants and Beneficiaries	38
15.9	Recoupment of Overpayments	38
15.10	Military Service	38

ARTICLE XVI
TOP-HEAVY PROVISIONS		39

16.1	Determination of Top-Heavy Status	39
16.2	Top-Heavy Definitions	39
16.3	Top-Heavy Rules	41

ARTICLE XVII
EXEMPT LOANS		43

17.1	General	43
17.2	Terms of Exempt Loan Agreements	43
17.3	Suspense Account	44

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ARTICLE I

INTRODUCTION

The ICC Holdings, Inc. Employee Stock Ownership Plan (the “Plan”) was established by ICC Holdings, Inc. (the “Company”) in order for its employees to participate in the ownership of the Company. The Plan, which was effective as of [INSERT DATE], is intended to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended, and is designed to invest primarily in Company Stock, which at all times shall meet the requirements for qualifying employer securities under Code Section 409(l). The purchase of Company Stock for the Plan was made with the proceeds of an exempt loan that met the requirements of Section 54.4975-7(b) of the Treasury Regulations (including any amendments thereto) and Section 2550.408(b)-3 of the Department of Labor Regulations (including any amendments thereto), employer contributions, dividends on qualified employer securities or a combination thereof.

ARTICLE II

DEFINITIONS

The following initially capitalized words and phrases when used in the Plan shall have the following meanings, unless the context clearly requires otherwise.

2.1 Account means the bookkeeping account established for each Participant which reflects the value of the Participant’s interest in the Plan. This Account shall include a Company Stock Account, which reflects the number of shares of Company Stock allocated to the Participant and an Investment Account which reflects other investments allocated to the Participant.

2.2 Administrative Committee and Committee, used interchangeably, means the named fiduciary of the Plan, which is appointed by the Board of Directors, as is more fully described in Article XII. In the event the Board of Directors does not appoint an Administrative Committee, Administrative Committee means the Board of Directors.

2.3 Affiliate means the Company and any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

2.4 Beneficiary means the individual(s) or entities entitled to receive the Participant’s benefits under the Plan in the event of the Participant’s death prior to receiving all benefits payable under the Plan.

2.5 Board of Directors means the Board of Directors of the Company as constituted from time to time.

2.6 Break in Service means a Plan Year during which an Employee (a) has terminated employment or is no longer employed with the Company or an Affiliate, and (b) fails to complete more than five hundred (500) Hours of Service.

2.7 Change in Control means the occurrence of any of the following:

(a) (i) a merger, consolidation, or division involving the Company, (ii) a sale, exchange, transfer, or other disposition of substantially all of the assets of the Company, or (iii) a purchase by the Company of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by at least a majority of the members of the Board of Directors who are not interested in the transaction and (y) a majority of the members of the board of directors of the legal entity resulting from or existing after any such transaction and of the board of directors of such entity’s parent corporation, if any, are former members of the Board of Directors;

(b) a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of common stock of the Company except that a Change in Control shall not result from any transfer of ownership to the Plan; or

(c) at any time during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease to constitute a majority of such Board of Directors (unless the election or nomination of each new director was approved by a vote of at least 51% of the directors who were directors at the beginning of such period).

2.8 Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.9 Company means ICC Holdings, Inc., a Pennsylvania Corporation, and any Affiliate which adopts this Plan with the approval of the Board of Directors of the Company and any successor to the business of the Company that agrees to assume the Company’s obligations under the Plan.

2.10 Company Stock means shares of common stock issued by the Company that are Readily Tradable; provided, however, if the Company’s common stock is not Readily Tradable, “Company Stock” means common stock issued by the Company having a combination of voting power and dividend rates equal to or in excess of: (a) that class of common stock of the Company having the greatest voting power and (b) that class of common stock of the Company having the greatest dividend rights. Non-callable preferred stock shall be treated as Company Stock for purposes of the Plan if such stock is convertible at any time into stock that is readily tradable on an established securities market (or, if applicable, that meets the requirements of (a) and (b) next above) and if such conversion is at a conversion price that, as of the date of the acquisition by the Plan, is reasonable. For purposes of the immediately preceding sentence, preferred stock shall be treated as non-callable if, after the call, there will be a reasonable opportunity for a conversion that meets the requirements of the immediately preceding sentence. Company Stock shall be held under the Trust only if such stock satisfies the requirements of Section 407(d)(5) of ERISA. For purposes of this definition “Company” includes any corporation that is a member of a controlled group of corporations with the Company (within the meaning of Section 409(l)(4) of the Code).

2.11 Compensation means wages within the meaning of Code Section 3401(a) for the purposes of income tax withholding at the source. Compensation must be determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed. Compensation also includes any salary reduction contributions elected by a Participant which is not includible in the gross income of the Participant pursuant to any plan maintained by the Company in accordance with Code Sections 401(k), 125(a), 132(f)(4), 402(e)(3), 402(h)(1), 402(k), or 457(b).

Payments made within 2  1⁄2 months after severance from employment (within the meaning of Code Section 401(k)(2)(B)(i)(I)) will be Compensation if they are payments that, absent a severance from employment, would have been paid to the Participant while the Participant continued in employment with the Employer and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar compensation, and payments for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use the leave if employment had continued. Any payments not described above are not considered Compensation if paid after severance from employment, even if they are paid within 2  1⁄2 months following severance from employment, except for payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

Notwithstanding the foregoing, Compensation shall not include any amounts earned prior to becoming a Participant in the Plan, except that Compensation in 2016 for any Employee who became a Participant on the Plan’s initial effective date shall include Compensation for the entire calendar year.

The annual compensation for each Participant taken into account under the Plan shall not exceed $265,000, as adjusted by the Internal Revenue Service at the same time and in the same manner as under Code Section 415(d).

2.12 Disability means a medically determinable physical or mental impairment which is of such permanence and degree that it can be expected to result in death or that a Participant is unable, because of such impairment, to perform, for a continuous period of not less than twelve months, any substantial gainful activity for which the Participant is suited by virtue of such Participant’s experience, training or education and which would entitle the Participant to benefits under the Employer’s long-term disability plan, if any, or to Social Security disability benefits as evidenced by a disability award letter.

2.13 Disqualified Person means a person defined in Code Section 4975(e), including but not limited to (i) a fiduciary of the Plan; (ii) a person providing services to the Plan; (iii) an owner of 50 percent or more of the combined voting power or value of all classes of stock of the Company entitled to vote or the total value of shares of all classes of stock of the Company and certain members of such owner’s family; or (iv) an officer, director, 10 or greater shareholder or highly compensated employee (who earns 10 percent or more of the yearly wages) of the Company.

2.14 Effective Date means [INSERT DATE] which is the date on which the provisions of this Plan became effective.

2.15 Eligibility Computation Period means the twelve-consecutive month period beginning on the first day that the Employee is entitled to be credited with an Hour of Service and subsequent twelve-month periods beginning on the first day of the Plan Year occurring during the Employee’s initial Eligibility Computation Period.

2.16 Employee means an individual who is employed as a common law employee by the Company or an Affiliate on a salaried or hourly basis and with respect to whom the Company or the Affiliate is required to withhold taxes from remuneration paid to such Employee by the Company or Affiliate for personal services rendered to the Company, including any officer or director who shall so qualify. If an individual is not considered to be an Employee in accordance with the preceding sentence for a Plan Year, a subsequent determination by the Company, any governmental agency or court that the individual is a common law employee of the Company, even if such determination is applicable to prior years, will not have a retroactive effect for purposes of eligibility to participate in the Plan.

2.17 Employer means the Company.

2.18 Entry Date means the first day of each calendar month.

2.19 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any regulations promulgated thereunder.

2.20 Exempt Loan means the issuance of notes, a series of notes or other installment obligations incurred by the Trustee, in accordance with the Trust, the terms of which shall satisfy the requirements of Treasury Regulations Section 54.4975-7(b), including the requirements: (a) that the loan be primarily for the benefit of Participants and beneficiaries; (b) that the loan bear a reasonable rate of interest, be for a definite period (rather than payable on demand), and be without recourse against the Plan, (c) that the only assets of the Plan that may be given as collateral are shares of Common Stock purchased with the proceeds of that loan or with the proceeds of a prior Exempt Loan; and (d) that the proceeds of the Exempt Loan may be used only to repay such loan or a prior loan, or to acquire Company Stock.

2.21 Highly Compensated Employee

(a) Highly Compensated Employee means an Employee who performs service during the determination year and is described in one or more of the following groups:

(i) An Employee who is a five percent owner, as defined in Code Section 416(i)(1)(A)(iii), at any time during the determination year or the look-back year.

(ii) An Employee who receives Compensation in excess of $120,000 (indexed in accordance with Code Section 415(d)) during the look-back year and is a member of the top-paid group for the look-back year.

(b) For purposes of the definition of Highly Compensated Employee, the following definitions and rules shall apply:

(i) The determination year is the Plan Year for which the determination of who is highly compensated is being made.

(ii) The look-back year is the 12 month period immediately preceding the determination year, or if the Employer elects, the calendar year ending with or within the determination year.

(iii) The top-paid group consists of the top 20 percent of employees ranked on the basis of Compensation received during the year. For purposes of determining the number of employees in the top-paid group, employees described in Code Section 414(q)(8) and Treasury Regulations Section 1.414(q)-1T Q&A 9(b) are excluded.

(c) Compensation for purposes of this Section 2.21 is Compensation as defined in Section 2.11 of the Plan plus any Compensation paid by an Affiliate.

2.22 Hours of Service means:

(a) Performance of Duties. The actual hours for which an Employee is paid or entitled to be paid by the Company for the performance of duties;

(b) Nonworking Paid Time. Each hour for which an Employee is paid or entitled to be paid by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability (to the extent not already included in Compensation), layoff, jury duty, military duty or leave of absence; provided, however, no more than 501 Hours of Service shall be credited to an Employee under this subsection for any single continuous period (whether or not such period occurs in a single computation period); and provided further that no credit shall be given for payments made or due under a plan maintained solely for the purpose of complying with applicable worker’s or unemployment compensation or disability insurance laws or for payments which solely reimburse an Employee for medical or medically related expenses incurred by the Employee; and

(c) Maternity, Paternity and FMLA Leave. Solely for purposes of determining whether a one year Break in Service has occurred for purposes of determining eligibility to participate and vesting, each hour for which an Employee is absent from employment by reason of (i) pregnancy of the Employee, (ii) birth of a child of the Employee, (iii) placement of a child in connection with the adoption of the child by an individual, or (iv) caring for the child during the period immediately following the birth or placement for adoption. Hours of Service shall also, for these limited purposes, include each hour for which an Employee who has worked for the Company or an Affiliate for at least 12 months and for at least 1,250 Hours of Service during the year preceding the start of the leave, is absent from employment on an unpaid family leave for up to 12 weeks, as provided for in the Family and Medical Leave Act of 1993 (the “FMLA Leave”), by reason of (A) the birth or adoption of a child, (B) the care of a Spouse, child or parent with a serious health condition, or (C) the Employee’s own serious health condition, provided that such an Employee provides the Company with a 30-day advance notice if the leave is foreseeable, and/or medical certification satisfactory to support the Employee’s request for leave because of a serious health condition. For purposes of determining whether an Employee’s leave qualifies as a “FMLA Leave” in order to be credited with Hours of Service under this Plan, the Family and Medical Leave Act of 1993 (“FMLA”) and the regulations promulgated thereunder shall apply. During the period of absence, the Employee shall be credited with the number of hours that would be generally credited but for such absence or if the general number of work hours is unknown, eight Hours of Service for each normal workday during the leave (whether or not approved). These hours shall be credited to the computation period in which the leave of absence commences if crediting of such hours is required to prevent the occurrence of a one year Break in Service in such computation period, and in other cases, in the immediately following computation period. The computation period shall be the same as the relevant period for determining eligibility computation periods and vesting computation periods. Unless otherwise required under the FMLA and the regulations promulgated thereunder, no more than 501 Hours of Service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period).

(d) Back Pay. Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company; provided, however, Hours of Service credited under paragraphs (a), (b) and (c) above shall not be recredited by operation of this paragraph.

(e) Equivalencies. The Administrative Committee shall have the authority to adopt any of the following equivalency methods for counting Hours of Service that are permissible under regulations issued by the Department of Labor: (i) Working Time; (ii) Periods of Employment; (iii) Earnings; or (iv) Elapsed Time. The adoption of any equivalency method for counting Hours of Service shall be evidenced by a certified resolution of the Committee, which shall be attached to and made part of the Plan. Such resolution shall indicate the date from which such equivalency shall be effective.

(f) Miscellaneous. Unless the Administrative Committee directs otherwise, the methods of determining Hours of Service when payments are made for other than the performance of duties and of crediting such Hours of Service to Plan Years set forth in Department of Labor Regulations Sections 2530.200b-2(b) and (c), shall be used hereunder and are incorporated by reference into the Plan.

Participants on military leaves of absence who are not directly or indirectly compensated or entitled to be compensated by the Company while on such leave shall be credited with Hours of Service as required by the Uniformed Services Employment and Reemployment Rights Act.

Notwithstanding any other provision of this Plan to the contrary, an Employee shall not be credited with Hours of Service more than once with respect to the same period of time.

An Employee’s Hours of Service shall not include Hours of Service attained prior to the January 1 of the calendar year which contains the Plan’s original Effective Date.

2.23 Investment Manager means an investment advisor, bank or insurance company, meeting the requirements of ERISA Section 3(38), appointed by the Company to manage the Plan’s assets in accordance with the Trust Agreement.

2.24 Leased Employee means any person who performs services for an Employer or an Affiliate (the “recipient”) (other than an employee of the “recipient”) pursuant to an agreement between the “recipient” and any other person (the “leasing organization”) on a substantially full-time basis for a period of at least one year, provided that such services are performed under primary direction of or control by the “recipient”.

2.25 Normal Retirement Date means the date on which a Participant attains age 65.

2.26 Participant means an Employee participating in the Plan in accordance with Article III.

2.27 Plan means the ICC Holdings, Inc. Employee Stock Ownership Plan, as set forth in this document and in the Trust Agreement pursuant to which the Trust is maintained, in each case as amended from time to time.

2.28 Plan Year means the calendar year; provided, however, that the Plan’s initial Plan Year shall be for the period beginning [INSERT DATE] and ending on December 31, 2016.

2.29 Readily Tradable means Company Stock traded on a national securities exchange that is registered under Section 6 of the Securities Exchange Act of 1934 or is traded on a foreign national securities exchange that is officially recognized, sanctioned, or supervised by a governmental authority and where the security is deemed by the Securities and Exchange Commission as having a ready market under SEC Rule 15c3-1.

2.30 Spouse means the individual to whom a Participant is married, provided that the Participant’s and individual’s marriage is entered into under the laws of a domestic or foreign jurisdiction having the legal authority to sanction marriages and the marriage is valid and authorized under the laws of such jurisdiction.

2.31 Suspense Account means the account established and maintained to hold Company Stock acquired with the proceeds of an Exempt Loan and held in the Trust, which Company Stock has not been allocated to the Accounts of Participants with respect to the year of such acquisition.

2.32 Trust or Trust Fund means all property held by the Trustee pursuant to the terms of the Trust Agreement and this Plan. Such property shall be held for the exclusive benefit of Participants and Beneficiaries.

2.33 Trust Agreement means the agreement of Trust established by the Company and the Trustee for purposes of holding title to the assets of the Plan.

2.34 Trustee means the trustee as named in the Trust Agreement, or a successor thereto or substitute therefor, in any case as appointed by the Board of Directors of the Company in accordance with Article XII to hold legal title to the assets of the Trust and that expressly agrees to be bound by the terms and conditions of the Trust Agreement.

2.35 Valuation Date means December 31 unless Company Stock is Readily Tradable, in which case Valuation Date shall mean each day when NASDAQ is open and such other dates as the Administrative Committee may from time to time establish.

2.36 Year of Service means a calendar year during which a Participant is credited with at least 1,000 Hours of Service.

THE MASCULINE GENDER, WHERE APPEARING IN THE PLAN, SHALL BE DEEMED TO INCLUDE THE FEMININE GENDER, UNLESS THE CONTEXT CLEARLY INDICATES TO THE CONTRARY.

ARTICLE III

ELIGIBILITY

3.1 Eligibility Generally. An Employee is eligible to become a Participant in the Plan when the Employee has attained age 21 and completed a ninety day period of service. For purposes of determining whether an Employee has completed a ninety day period of service, an Employee will receive credit for the aggregate of all time period(s) commencing with the Employee’s first day the Employee completes an Hour of Service and ending on the date a break in service begins. For purposes of this Section 3.1 only, a break in service is a continuous period of time of at least 12 consecutive months during which the individual is not employed by the Company or an Affiliate.

Notwithstanding the foregoing, the following individuals shall not be eligible to participate in the Plan:

(a) Leased Employees;

(b) Individuals whose employment with the Company or an Affiliate is governed by a collective bargaining agreement between the Company and representatives of the employee bargaining unit if evidence exists that retirement benefits were a subject of good faith bargaining between the parties, and provided such bargaining agreement does not provide for participation in this Plan; and

(c) Non-resident aliens who do not receive earned income from sources within the United States.

3.2 Commencement of Participation. Each Employee who has satisfied the requirements of Section 3.1 of the Plan shall commence participation in the Plan on the later of the Plan’s original Effective Date or the Entry Date concurrent with or next following the date on which such requirements are satisfied.

3.3 Cessation of Participation. An Employee shall cease to be a Participant upon the earliest of (a) the date on which the Employee retires under the Plan; (b) the date on which the Employee’s employment with the Company terminates for any reason, including death or Disability; (c) the date on which the Employee’s employment with the Company is governed by a collective bargaining agreement that does not provide for participation in this Plan; or (d) the date on which the Employee becomes a Leased Employee.

3.4 Participation upon Reemployment. Subject to the exclusions contained in Section 3.1, upon the reemployment of any person after the Effective Date who had previously been employed by the Company on or after the Effective Date, the following rules shall apply in determining the Employee’s participation in the Plan:

(a) No Prior Participation. If the reemployed Employee was not a Participant in the Plan during the prior period of employment and the reemployed Employee incurred a Break in Service, only Hours of Service with the Company after reemployment will count for purposes of satisfying the requirements of Section 3.1 of the Plan. If the reemployed Employee was not a Participant in the Plan during the prior period of employment and the reemployed Employee did not incur a Break in Service, all Hours of Service with the Company (both before and after the Break in Service) will be aggregated for purposes of satisfying the requirements of Section 3.1 of the Plan.

(b) Prior Participation. If the reemployed Employee was a Participant in the Plan during the prior period of employment, the reemployed Employee shall be entitled to resume participation in the Plan on the date of the Employee’s reemployment.

3.5 Change in Control. Notwithstanding the provisions of this Article III or any other provisions of the Plan to the contrary, upon a Change in Control, no additional Employee nor reemployed Employee (who was not already a Participant at the time of his reemployment by virtue of having an Account under the Plan attributable to his previous period of employment) shall be eligible to become a Participant in the Plan.

ARTICLE IV

VESTING

4.1 In General. Each Participant shall have a vested interest in the Participant’s Account, if any, in accordance with the following vesting schedule:

Years of Service	Vested Percentage
0-1 Years of Service	0%
1 Year of Service	25%
2 Years of Service	50%
3 Years of Service	75%
4 Years of Service	100%

4.2 Normal Retirement Date. Notwithstanding the provisions of Section 4.1 of the Plan, a Participant whose employment terminates on or after such Participant’s Normal Retirement Date shall be 100 percent vested.

4.3 Death or Disability. Notwithstanding the provisions of Section 4.1 of the Plan, a Participant whose employment is terminated on account of death or Disability shall be 100 percent vested.

4.4 Vesting upon Reemployment. Upon the reemployment of any person after the Effective Date who had previously been employed by the Company on or after the Effective Date, the following rules shall apply in determining the reemployed Employee’s vesting in the Plan:

(a) Five Consecutive Breaks in Service. If a Participant has five consecutive Breaks in Service, all Years of Service after such Breaks in Service will be disregarded for the purpose of vesting the Participant’s Account balance that accrued before such Breaks in Service. Both pre-Break and post-Break service, however, will count for the purposes of vesting the Participant’s Account balance that accrues after such Breaks in Service. The Participant’s pre-Break and post-Break Account balances will both share in the earnings and losses of the Trust Fund.

(b) Less than Five Consecutive Breaks in Service. If a Participant does not have five consecutive Breaks in Service, both the pre-Break and post-Break service will count in vesting all Account balances.

4.5 Forfeiture of Account.

(a) Forfeiture of Nonvested Account Balance. If, prior to being 100 percent vested, a Participant terminates employment for a reason other than death, Disability or attainment of Normal Retirement Date, then the nonvested portion of the Participant’s Account will be forfeited and allocated as of the end of the Plan Year in which the Participant incurs a five-year Break in Service or, if earlier, the end of the Plan Year in which the Participant receives a distribution, including a deemed distribution under Section 9.3(b) of the Plan, of the vested portion of the Participant’s Account. Assets in the Participant’s Account other than Company Stock acquired with the proceeds of an Exempt Loan will be forfeited before Company Stock acquired with the proceeds of an Exempt Loan are forfeited. If the nonvested portion of a Participant’s Account includes more than one class of Company Stock, then forfeitures of Company Stock will be proportionately made from each such class of stock.

(b) Use and Allocation of Forfeitures. Forfeitures shall be allocated to the Accounts of Participants who were employed by the Company on the last day of the Plan Year (the day that the Plan terminates in the event of a Plan termination) or, in the Company’s discretion, used to pay Plan administrative expenses. Forfeitures allocated to Participants shall be allocated in the same manner that Employer contributions are allocated under Section 5.5 of the Plan.

(c) Restoration. If any former Participant’s Account has been distributed in accordance with Article IX and the nonvested portion of the Participant’s Account has been forfeited in accordance with this Section 4.5, the Participant’s nonvested portion of his Account shall be restored if (i) he is reemployed by the Employer before incurring five (5) consecutive Breaks in Service, and (ii) he repays to the Plan within five (5) years of his reemployment, a cash lump sum payment equal to the full amount distributed to him from the Plan on account of his severance from employment. In the event of a deemed distribution for a Participant with a vested Account balance of zero, the undistributed portion of the Participant’s account must be restored in full, unadjusted by any gains or losses occurring subsequent to the Valuation Date coinciding with or next following the Participant’s termination of employment. The source for reinstatements shall be any forfeitures occurring during the Plan Year. If such source is insufficient, then the Employer shall contribute an amount which is sufficient to restore any such forfeited account; provided, however, that if a discretionary contribution is made for such Plan Year pursuant to Section 5.1, such contribution shall first be applied to restoring such accounts and the remainder shall be allocated in accordance with Section 5.5.

4.6 Change in Control. Notwithstanding the provisions of Section 4.1 of the Plan, a Participant shall be 100 percent vested upon a Change in Control.

ARTICLE V

CONTRIBUTIONS AND ALLOCATIONS

5.1 Company Contributions. For each Plan Year, the Company may contribute cash or shares of Company Stock, or both, to the Plan in such amounts as may be determined by the Board of Directors.

In the event shares of Company Stock are sold to the Trustee for a Plan Year, the fair market value of such Company Stock shall be determined in accordance with the provisions of Article VIII.

5.2 Time and Manner of Contributions. All Company contributions shall be paid directly to the Trustee, and a contribution for any Plan Year shall be made not later than the date prescribed by law for filing the Company’s Federal income tax return (including extensions, if any) for the Company’s taxable year that ends within or with that Plan Year.

5.3 Employee Contributions. Participants are neither permitted nor required to make contributions to the Plan.

5.4 Recovery of Contributions. The Company may recover contributions to the Plan, only as set forth in this Section 5.4.

(a) Contributions made to the Plan shall be conditioned upon the initial and continuing qualification of the Plan. If the Plan is determined to be disqualified, contributions made in respect of any period subsequent to the effective date of such disqualification shall be returned to the Company. With respect to the initial qualification of the Plan, the Company may recover contributions only if (i) the Plan receives an adverse determination letter with respect to its initial qualification and (ii) the application for determination letter is filed within the applicable remedial amendment period that applies to new plans (determined in accordance with the concepts of Rev. Proc. 2007-44).

(b) Contributions made to the Plan shall be conditioned upon their deductibility under the Code. To the extent that a deduction is disallowed for any contribution, such amount shall be returned to the Company within one year after the disallowance of the deduction.

(c) If a contribution, or any part thereof, is made on account of a mistake of fact, the amount of the contribution attributable to such mistake shall be returned to the Company within one year after it is made.

5.5 Allocation of Employer Contributions. Subject to the limitations set forth in Article VI and Section 17.3(b), Employer contributions made to the Trust for a Plan Year shall be allocated to the Accounts of Participants who completed 1,000 Hours of Service during the Plan Year and are actively employed on the last day of the Plan Year; provided, however, that if the Plan terminates due to a Change in Control prior to the last day of the Plan Year, Employer contributions made to the Trust for the period from January 1 of such Plan Year, through the date of the Change in Control shall be allocated to the Accounts of Participants who are actively employed on the date of the Change in Control without regard to their respective Hours of

Service during such period. Company contributions made pursuant to Section 5.1 shall be allocated to an eligible Participant’s Account in the ratio that such Participant’s Compensation for the Plan Year bears to the total Compensation of all eligible Participants for the Plan Year.

5.6 Income on Investments. The income, gains, and losses attributable to investments under the Plan shall be allocated as of each Valuation Date or at such other times as the Administrative Committee may determine to the Accounts of Participants and Beneficiaries who have undistributed balances in their Accounts on the Valuation Date, in proportion to the amounts in the Accounts immediately after the preceding Valuation Date, but after first reducing each Account by any distributions, withdrawals or transfers from the Trust during the interim period and increasing each Account by any transfers to the Trust and by contributions made to the Trust during the interim period.

Distributions from the Plan shall include income, gains, and losses accrued as of the coincident or immediately preceding Valuation Date, and shall not be adjusted proportionately to reflect any income, gains, or losses accrued after that Valuation Date. All valuations shall be based on the fair market value of the assets in the Trust on the Valuation Date.

5.7 Certain Stock Transactions. Shares of Company Stock received by the Trustee as a result of a stock split, dividend, conversion, or as a result of a reorganization or other recapitalization of the Company shall be allocated as of the day on which such shares are received by the Trustee in the same manner as the shares of Company Stock to which they are attributable are then allocated.

5.8 Valuation of Trust Fund. As of each Valuation Date, the Trustee shall determine the fair market value of the Trust, after deducting withdrawals, distributions, and any expenses of Plan administration paid out of the Trust, and including any contributions allocated to Participants’ Accounts, for the valuation period ending on the Valuation Date. In determining value, the Trustee may use such generally accepted methods as the Trustee, in its discretion, deems advisable, which, in the case of Company Stock shall be in accordance with the provisions of Article VIII.

ARTICLE VI

LIMITATIONS

6.1 Code Section 415 Limitations

(a) Participation Solely in This Plan. If the Participant does not participate in, and has never participated in another plan qualified under Code Section 401(a) that is maintained by the Employer, or a welfare benefit fund (as defined in Code Section 419(e)) maintained by the Employer, or an individual medical account (as defined in Code Section 415(l)(2)) maintained by the Employer, which provides an Annual Addition, the amount of Annual Additions which may be credited to the Participant’s Account for any Limitation Year shall not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in the Plan. If, prior to making the contribution, it is determined that the Company’s contribution that would otherwise be contributed or allocated to the Participant’s Account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount.

(b) Participation in Another Defined Contribution Plan. This Section 6.1(b) applies if a Participant is also covered under another defined contribution plan or a welfare benefit fund (as defined in Code Section 419(e)), an individual medical account (as defined in Code Section 415(l)(2) or a simplified employee pension (as defined in Code Section 408(k)) maintained by the Employer which provides an Annual Addition during any Limitation Year. If the Participant participates in one or more such plans, all reductions in Annual Additions shall be made under such plans and not under this Plan. In the event that, notwithstanding the preceding sentence, the Annual Additions to be credited under this Plan should exceed the Maximum Permissible Amount after the Annual Additions which would otherwise be credited to the Participant’s Account under any other such plan are reduced, reductions in this plan shall be reduced in the manner set forth in Section 6.1(a) of the Plan.

(c) Definitions. The following definitions apply solely for purposes of this Section 6.1.

(i) Annual Additions means the sum of the following amounts credited to a Participant’s Account for the Limitation Year:

(A) employer contributions

(B) employee contributions

(C) forfeitures

(D) amounts allocated to an individual medical account (as defined in Code Section 415(l)(2)) which is part of a pension or annuity plan maintained by the Employer which are treated as Annual Additions to a defined contribution plan, and

(E) amounts derived from contributions paid or accrued, which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund maintained by the Employer which are treated as Annual Additions to a defined contribution plan.

For purposes of this Section 6.1(c)(i), the amount of employer contributions credited to a Participant as an Annual Addition for a Limitation Year in which a payment is made with respect to the principal and interest for an Exempt Loan shall include the Participant’s proportionate share of the lesser of (i) the amount of Company contributions credited to the Participant’s Account for the Limitation Year, or (ii) the fair market value of the shares of Company Stock credited to the Participant’s Account resulting from the release of shares on account of such payment.

(ii) Employer means the Company and all members of a controlled group of corporations (as defined in Code Section 414(b) and modified by Code Section 415(h)) all commonly controlled trades or businesses (as defined in Code Section 414(c) as modified by Code Section 415(h)), any affiliated service group (as defined in Code Section 414(m)) of which the Company is a part, and any other entity required to be aggregated with the Employer pursuant to regulations under Code Section 414(o).

(iii) Excess Amount means the excess of the Participant’s Annual Additions for the Limitation Year over the Maximum Permissible Amount.

(iv) Limitation Year means the calendar year.

(v) Maximum Permissible Amount means the Maximum Annual Additions that may be contributed or allocated to a Participant’s Account for any Limitation Year. Such amount shall not exceed the lesser of:

(A) $53,000 (as adjusted for increases in the cost-of-living under Code Section 415(d)), or

(B) 100 percent of the Participant’s Compensation for the Limitation Year.

The Maximum Permissible Amount shall be pro-rated in the case of any Limitation Year of less than 12 months created by the changing of the Limitation Year.

If no more than one-third of Company contributions to the Plan for a Plan Year which are deductible under Code Section 404(a)(9) are allocated to the Accounts of Participants who are Highly Compensated Employees, there shall be excluded in determining the Maximum Permissible Amount of each Participant for such Plan Year (A) the contributions applied to the payment of interest on an Exempt Loan; and (B) any forfeitures of Company contributions if the forfeited contributions were Company Stock acquired with the proceeds of an Exempt Loan.

6.2 Code Section 409(n) Provisions.

(a) No portion of the assets of the Plan attributable to (or allocable in lieu of) Company Stock acquired by the Plan in a sale to which Code Section 1042 applies may be allocated to the Account of (i) any Qualifying Selling Shareholder during the Nonallocation Period, or (ii) any other person who owns more than 25 percent of (A) any class of outstanding stock of the Company or any of its Affiliates, or (B) the total value of any class of outstanding stock of the Company or any of its Affiliates.

(b) For purposes of this Section 6.2, the following initially capitalized words shall have the following meanings:

(i) “Affiliate” means Affiliate as defined in Section 2.3 of the Plan modified in accordance with Code Section 409(l)(4).

(ii) “Qualifying Selling Shareholder” means any shareholder of Company Stock who makes an election under Code Section 1042(a) with respect to Company Stock, or any individual who is related to (within the meaning of Code Section 267(b)) the shareholder of Company Stock as defined above. The term shall not include any lineal descendant of such shareholder or if the aggregate amount allocated to the benefit of all such lineal descendants during the Nonallocation Period does not exceed more than 5 percent of Company Stock (or amounts allocated in lieu thereof) held by the Plan which are attributable to a sale to the Plan by any person related to such descendants (within the meaning of Code Section 267(c)(4)) in a transaction to which Code Section 1042 applied.

(iii) “Nonallocation Period” means the period beginning on the date of the sale of Company Stock and ending on the later of the date which is 10 years after the date of the sale, or the date of the Plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with such sale.

ARTICLE VII

INVESTMENT OF TRUST ASSETS

All assets of the Plan shall be held in the Trust. The Trustee shall use the proceeds of the Exempt Loan and all Company contributions, other than cash needed to satisfy the Plan’s ongoing liquidity needs, to purchase Company Stock in open market transactions or from other stockholders, or to buy newly issued Company Stock from the Company. If the purchase is from the Company or a Disqualified Person, such purchase shall be for adequate consideration and no commission is to be charged with respect to the purchase. If no Company Stock is available for purchase or the Trustee determines that cash is needed to meet the Plan’s liquidity needs, then the Trustee shall invest in other securities or property, real or personal, consistent with the requirements of Title I of ERISA. These other securities, property and cash shall be held by the Trustee in the Trust’s investment fund. The investment fund income shall be allocated as of each Valuation Date to Participants’ Accounts in accordance with Section 5.6 of the Plan.

ARTICLE VIII

COMPANY STOCK VALUE

The fair market value of Company Stock shall be determined, on any relevant day, as follows: (a) if such stock is Readily Tradable, then fair market value shall be equal to the closing sale price for the most recent date (including such relevant date) during which a trade in such stock has occurred or (b) if such stock is not Readily Tradable, then fair market value shall be determined by the Trustee based upon a valuation of Company Stock by an independent appraiser who satisfies requirements similar to those contained in regulations issued under Code Section 170(a)(1).

ARTICLE IX

DISTRIBUTIONS

9.1 Termination of Employment. In the event of the Participant’s termination of employment for any reason (including attainment of Normal Retirement Date or on account of death), a Participant shall be entitled to a distribution of all amounts determined under Article IV that are credited to the Participant’s Account at the times set forth in this Article IX.

9.2 Death. Upon the death of a Participant, all amounts credited to the Participant’s Account shall be distributed to the Participant’s Beneficiary, determined in accordance with this Section 9.2.

(a) The Administrative Committee may require such proof of death and such other evidence of the right of any person to receive payment of the Account of a deceased Participant as the Administrative Committee deems necessary. The Administrative Committee’s determination of death and of the right of any person to receive payment shall be conclusive and binding on all parties.

(b) The Beneficiary upon the death of a Participant shall be the Participant’s Spouse; provided, however, that the Participant may designate, on a form provided by the Administrative Committee for such purpose, a Beneficiary other than the Participant’s Spouse, if:

(i) the Spouse has waived the right to be the Participant’s Beneficiary in the manner set forth in subsection (c) of this Section 9.2; or

(ii) the Participant has established to the satisfaction of the Administrative Committee that the Participant has no Spouse or that the Spouse cannot be located.

(c) Any consent by a Participant’s Spouse to waive a death benefit must be filed with the Administrative Committee in writing, in a manner, and on a form provided by the Committee for such purpose. The Spouse’s consent must acknowledge the effect of the consent and must be witnessed by a notary public or a Plan representative. The designation of a Beneficiary other than the Spouse made by a married Participant must be consented to by the Participant’s Spouse and may be revoked by the Participant in writing without the consent of the Spouse. Any new beneficiary designation must comply with the requirements of this subsection (c). A former Spouse’s waiver shall not be binding on a new Spouse.

(d) In the event the Participant fails to designate a Beneficiary, the designated Beneficiary fails to survive the Participant, or if such designation shall be ineffective for any reason, the Participant’s Account shall be paid in the following order of priority: first to the Participant’s surviving Spouse, if any; second, if there is no surviving Spouse, to the Participant’s surviving descendants, if any, per stirpes; third, if there is neither a surviving Spouse nor any surviving descendants, to the estate of the Participant.

9.3 Time of Payment.

(a) General Rule. Unless a Participant elects otherwise or Company Stock is not Readily Tradable, the distribution of a Participant’s Account shall begin as soon as administratively feasible following an event giving rise to a distribution in accordance with the provisions of this Article IX.

(b) Small Distributions. Notwithstanding the foregoing provisions of this Section 9.3, in the event a Participant does not have a vested balance in his or her Account on the date the Participant terminates employment, the Participant’s account shall be deemed to have been distributed as a zero dollar deemed distribution as of the date the Participant terminated employment. In the event a Participant has a vested Account balance that exceeds zero but does not exceed $1,000 at any time after the Participant terminates employment, the entire vested Account of the Participant shall be distributed as soon as administratively feasible.

(c) Distributions to Alternate Payees. A payment to an alternate payee under a qualified domestic relations order, as such term is defined in Code Section 414(p), shall be made as soon as administratively feasible following the determination that such domestic relations order is qualified even if such distribution is prior to the Participant’s earliest retirement age (as defined in Code Section 414(p)(4)(B)).

(d) Not Readily Tradable. In the event that Company Stock is not Readily Tradable and the Participant terminates employment on or after attaining his or her Normal Retirement Date or due to death or Disability, the distribution of the Participant’s Account shall begin as soon as administratively feasible, but not later than 180 days after the end of the Plan Year in which the Participant’s termination of employment occurred. In the event that Company Stock is not Readily Tradable and the Participant terminates employment prior to attaining his or her Normal Retirement Date and prior to death or Disability, the distribution of the Participant’s Account shall begin not later than 180 days after the end of the Plan Year that contains the earlier of (i) the fifth anniversary of the Participant’s termination of employment (unless the Participant is reemployed by the Company before distributions begin) and (ii) the Plan Year in which the Participant attains his or her Normal Retirement Date.

9.4 Manner of Making Payments. A Participant’s Account will be distributed in one lump sum unless Company Stock is not Readily Tradable, in which case distributions will be made by payment in a series of substantially equal annual installments over a period not to exceed 5 years.

9.5 Form of Payment. Distribution of a Participant’s Account balance shall be made in whole shares of Company Stock and cash to the extent that his Account balance includes any cash or fractional shares at the time of distribution; provided, however, that a Participant may elect to have his entire Account balance distributed in cash. In the event the Participant’s Account includes securities acquired with the proceeds of the Exempt Loan and such proceeds consist of more than one class of securities, the amount distributed shall include substantially the same proportion of each class of securities acquired with the proceeds of the Exempt Loan.

The value of shares of Company Stock that are distributed in cash shall be equal to the fair market value of each share multiplied by the number of shares credited to the Participant’s Account, with appropriate adjustments to reflect intervening stock dividends, stock splits, stock redemptions, or similar changes to the number of outstanding shares. The fair market value of a share shall be determined as of the Valuation Date coinciding with or immediately preceding the date of the distribution.

9.6 Direct Rollover.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Article IX, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

For purposes of this Section 9.6, the following definitions apply:

“Eligible rollover distribution”. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); a distribution on account of hardship; or the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

“Eligible retirement plan”. An eligible retirement plan is an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state, or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), an annuity contract described in Code Section 403(b), a qualified plan described in Code Section 401(a), or a Roth IRA described in Code Section 408A, that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p).

“Distributee”. A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving Spouse and the employee’s or former employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with respect to the interest of the Spouse or former Spouse. A distributee also includes the Participant’s non-spouse designated Beneficiary, in which case, the direct rollover may be made only to an individual retirement account or annuity described in Code Sections 408(a) or 408(b) that is established on behalf of the designated Beneficiary and that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(11); provided, however, that the determination of any required minimum distribution that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A 17 and 18.

“Direct rollover”. A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.

9.7 Diversification Election. Notwithstanding any provision of this Article to the contrary, a Participant who has attained age 55 and completed at least ten years of participation in this Plan may elect in writing, on a form provided by the Administrative Committee for such purpose, within ninety days after the close of each Plan Year during the Qualified Election Period, to direct the investment of a portion of the Participant’s interest in the Company Stock Account not in excess of 25 percent of such interest, less amounts subject to all prior elections under this Section 9.7 as a transfer to the applicable ICC Holdings, Inc. or Affiliate 401(k) Plan which permits Participants to make investment elections. Upon a Participant’s election to diversify a portion of the Participant’s interest in the Company Stock Account, Company Stock in an amount equal to the portion so elected, valued as of the Valuation Date concurrent with or immediately preceding the date of such election will be transferred to the applicable ICC Holdings, Inc. or Affiliate 401(k) Plan which permits Participants to make investment elections. A participant may then make investment elections among the several funds. Starting from the sixth Plan Year during the Qualified Election Period of a Participant, 50 percent shall be substituted for 25 percent in the preceding sentence.

For purposes of this Section 9.7, “Qualified Election Period” means, with respect to a Participant, the period beginning with the later of (a) the Plan Year in which the Participant attains age 55 or (b) the Plan Year in which the Participant completes at least ten years of participation in the Plan and ending with the year in which the Participant terminates employment for any reason.

9.8 Election to Retain Interests in Plan. No distribution shall be made to a Participant before such Participant’s Normal Retirement Date unless (a) the Participant’s prior written consent to the distribution has been obtained by the Administrative Committee, (b) the value of the Participant’s vested Account does not exceed $1,000 as of the date of the event giving rise to the distribution, or (c) the Plan receives a determination from the Internal Revenue Service that the Plan is qualified upon termination.

9.9 Mandatory Distributions.

(a) Subject to the provisions of Section 9.3 of the Plan, unless a Participant otherwise elects in writing, payment of benefits under this Plan shall commence not later than one hundred eighty days after the close of the Plan Year in which the latest of the following dates occur:

(i) the date on which the Participant attains age 65;

(ii) the 10th anniversary of the date on which the Participant commenced participation in the Plan; or

(iii) the date the Participant terminates employment with the Company.

(b) notwithstanding any provision of this Plan to the contrary, all amounts credited to a Participant’s Account shall commence to be distributed not later than the later of (i) April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2 or (ii) the date the Participant terminates employment with the Company; except that distributions to a five percent owner (as defined in Code Section 416) must commence by the April 1 of the calendar year following the calendar year in which such Participant attains age 70 1⁄2. Unless paid quicker pursuant to another provision in the Plan, any and all subsequent distributions shall be made in accordance with the rules set forth in Code Section 401(a)(9) and Treas. Reg. Sections 1.401(a)(9)-2 through 1.401(a)-9, including the minimum distribution incidental death benefit requirements of Code Section 401(a)(9)(G).

(i) In the event the Participant dies before distributions under this Article IX have commenced, then, unless the Beneficiary of the Participant is the Participant’s Spouse, the entire balance in the Account of the Participant shall be distributed on or before the December 31 of the calendar year in which occurs the fifth anniversary of the death of such Participant.

(ii) Any amount payable to a child pursuant to the death of a Participant or former Participant shall be treated as if it were payable to the Participant’s or former Participant’s surviving Spouse if such amount would become payable to the surviving Spouse upon such child reaching majority (or other designated event permitted by regulations).

9.10 Dividends.

(a) Suspense Account. Any cash dividends on Company Stock acquired with the proceeds of an Exempt Loan and held in the Suspense Account shall be applied first to repay the principal and, at the Administrative Committee’s discretion, the interest, on the Exempt Loan. After the payment of the principal and the interest of the Exempt Loan, any remaining cash dividends on Company Stock acquired with the proceeds of an Exempt Loan and held in the Suspense Account may, as the Administrative Committee may determine, be used to purchase Company Stock or allocated to Accounts of Participants in accordance with subsection (b) below.

(b) Participant Accounts. At the Administrative Committee’s discretion, any cash dividends on shares of Company Stock acquired with the proceeds of the Exempt Loan and allocated to Participant’s Accounts may be used to (i) pay the principal and/or the interest of the Exempt Loan subject to the provisions of Section 17.3(b) of the Plan, (ii) be paid currently to Participants (or within ninety days after the end of the Plan Year in which the dividends are paid to the Trust) as cash, (iii) be paid directly to Participant Accounts, or (iv) be distributed or reinvested in Company Stock pursuant to a Participant or Beneficiary election, as described below.

If the Administrative Committee chooses the election method described in (iv) above, then such dividends and any reinvestment thereof shall be fully vested at all times and a Participant or Beneficiary, as applicable, shall be offered an election between (A) the allocation of cash dividends to such Participant’s or Beneficiary’s Account and distribution to the Participant or Beneficiary of such dividends not later than ninety (90) days after the close of the Plan Year in which the dividends are paid or (B) the allocation of dividends to the Participant’s or Beneficiary’s Account and reinvestment in Company Stock. A Participant’s or Beneficiary’s election to receive cash payment of dividends on shares of Company Stock shall be made in the manner and time directed by the Administrative Committee. In the absence of a dividend election made in the manner directed by the Administrative Committee, the Participant or Beneficiary shall be deemed to have elected to have such cash dividends allocated to the Participant’s Account and reinvested in Company Stock. A distribution of dividends pursuant to this Section 9.10(b) shall not include any earnings or gains on the dividend amount from the time such dividends are paid to the Plan to the time such dividends are distributed to Participants and Beneficiaries. A distribution of dividends pursuant to this Section 9.10(b) shall be reduced by any investment losses on the dividend amount from the time such dividends are paid to the Plan to the time such dividends are distributed to Participants and Beneficiaries.

9.11 Change in Control. Notwithstanding the provisions of this Article IX or any other provisions of the Plan to the contrary, but subject to the minimum distribution requirements of Plan Section 9.9(b), distributions shall not be made from the Plan upon its termination pursuant to a Change in Control until such time as the Plan has received a determination from the Internal Revenue Service that the Plan is qualified upon termination.

ARTICLE X

RIGHT AND RESTRICTIONS ON COMPANY STOCK

10.1 Right of First Refusal. In the event that Company Stock is not Readily Tradable at the time of distribution and in the event a Participant, former Participant, or Beneficiary desires to sell to a third person Company Stock received as a distribution from the Plan, such person must first offer the Plan, then the Company, the right to purchase such Company Stock at a price and on such terms not less favorable to the Participant than the greater of (a) the price established by a bona fide offer or (b) the fair market value of the Company Stock using the value determined as of the concurrent or immediately preceding Valuation Date. The right of the Plan and the Company to purchase such stock shall lapse on the 14th day after such written notice is given to the Plan or the Company of the fact that an offer has been received from a third party to purchase the Company Stock and of the price and other terms of such offer.

10.2 Put Requirements.

(a) In the event Company Stock is distributed and is not Readily Tradable at the time of distribution, the Participant, former Participant, or Beneficiary may have an option (the “Put”) to require the Company to purchase all of the shares actually distributed to such individual. The Put may be exercised at any time during the Option Period (as defined in subsection (f) below) by giving the Administrative Committee and the Company written notice of the election to exercise the Put. The Put may be exercised by a former Participant or a Beneficiary only during the Option Period with respect to which the former Participant or Beneficiary receives a distribution of Company Stock.

(b) (i) The price paid for Company Stock sold to the Plan or the Company pursuant to the Put shall be the fair market value of each share multiplied by the number of shares to be sold under the Put, with appropriate adjustments to reflect intervening stock dividends, stock splits, stock redemptions, or similar changes to the number of outstanding shares. The fair market value of a share shall be determined (A) as of the Valuation Date concurrent with or immediately preceding the date the Put is exercised, or (B) in the case of a transaction between the Plan and a Disqualified Person, determined as of the date of the transaction.

(ii) If the distribution of Company Stock to a former Participant or Beneficiary constituted a distribution within one taxable year of the balance of the Participant’s Account, the Company reserves the right to establish guidelines to be exercised in a uniform and nondiscriminatory manner, to make payment for the shares subject to the Put on an installment basis in substantially equal annual, quarterly or monthly payments over a period not to exceed five years, such period beginning no later than thirty days after exercise of the Put. The Company shall pay reasonable interest at least annually on the unpaid balance of the price and shall provide to the former Participant or Beneficiary adequate security with respect to the unpaid balance. If the distribution was part of an installment distribution, the Company shall pay the Participant in cash within thirty days after exercise of the Put.

(c) The Put shall not be assignable, except that the Participant’s or former Participant’s legal representative (in the event of a Participant’s incapacity) or, the Participant’s Beneficiary (in the event of a Participant’s or former Participant’s death) shall be entitled to exercise the Put during the Option Period for which it is applicable.

(d) The Trustee (on behalf of the Plan) in its discretion, may assume the Company’s obligations under this Section at the time a Participant, former Participant, or Beneficiary exercises the Put, with the Company’s consent. If the Trustee assumes the Company’s obligations, the provisions of this Section that apply to the Company shall also apply to the Trustee.

(e) The Administrative Committee shall notify each Participant, former Participant, and Beneficiary who is eligible to exercise the Put of the fair market value of each share of Company Stock as soon as practicable following its determination. The Administrative Committee shall send all notices required under this Section to the last known address of a Participant, former Participant, or Beneficiary, and it shall be the duty of those persons to inform the Administrative Committee of any changes in address.

(f) For purposes of this Section, the “Option Period” is the period of sixty days following the day on which a Participant, former Participant, or Beneficiary receives a distribution. If such person does not exercise the Put during that sixty-day period, the Option Period shall also be the sixty-day period beginning on the first anniversary of the day on which such person received a distribution. Notwithstanding the preceding sentences, when Company Stock is acquired with the proceeds of an Exempt Loan, the “Option Period” shall be the fifteen (15) month period beginning on the date such Company Stock is distributed to a Participant (or the Participant’s Beneficiary). Such 15-month period shall be extended by a period equal to the number of days, if any, during which the Company is precluded from honoring the put option by reason of applicable federal or state law.

10.3 Prohibition on Purchase Arrangements. Except as provided in this Article X, no Company Stock acquired with the proceeds of an Exempt Loan shall be subject to a put, call, or other option, or buy-sell or similar arrangement while held by and when distributed from the Trust, whether or not at the time of distribution the Plan is an employee stock ownership plan.

10.4 Nonterminable Rights. The rights and restrictions of this Article X shall not be terminable.

ARTICLE XI

VOTING AND TENDER OF COMPANY STOCK

11.1 Voting.

(a) All shares of Company Stock held in the Trust shall be voted by the Trustee.

(b) Each Participant and Beneficiary shall be entitled, in a confidential manner, to direct the Trustee as to the manner in which Company Stock allocated to the Participant’s Account is to be voted on any and all matters which may be presented to the shareholders of Company Stock.

(c) With respect to (i) allocated Company Stock as to which no direction is received and (ii) unallocated shares of Company Stock in the Suspense Account, the Trustee shall vote such shares in the same proportion as shares for which direction is received. In voting such shares, the Trustee shall comply with the fiduciary requirements of ERISA.

11.2 Tender.

(a) The Trustee shall not sell, alienate, encumber, pledge, transfer or otherwise dispose of any Company Stock; except (i) as specifically provided for in the Plan or a Trust Agreement, or (ii) in the case of a “tender or exchange offer”, as set forth in subsection (b) of this Section 11.2.

For purposes of this Article XI, the term “tender or exchange offer” shall mean: (A) any offer for, or request for or invitation for tenders or exchanges of, or offers to purchase or acquire any shares of Company Stock that is directed generally to shareholders of the Company, or (B) any transaction involving Company Stock which may be defined as a “tender offer” under proposed or final rules or regulations promulgated by the Securities and Exchange Commission.

(b) (i) In the event of a tender or exchange offer, each Participant or, if the Participant is not alive, the Participant’s Beneficiary, shall have the right to determine, in a confidential manner, whether to tender or exchange any whole and fractional shares of Company Stock allocated to the Participant’s Account and shall be entitled to instruct the Trustee as to the tender of such shares. Upon receipt of such instructions, the Trustee shall act with respect to such Company Stock as instructed. With respect to Company Stock as to which no instruction is received and shares of Company Stock in the Suspense Account, the Trustee shall tender such shares in the same proportion as shares for which direction is received. In exercising such tender, the Trustee shall comply with the fiduciary requirements of ERISA.

(ii) All shares of Company Stock held in the Trust Fund and not tendered pursuant to subsection (b)(i) of this Section 11.2, including allocated shares for which no instructions are received, shall continue to be held by the Trustee.

(iii) Any shares of Company Stock not tendered by a Participant or Beneficiary pursuant to subsection (b)(i) of this Section 11.2 shall continue to be held by the Trustee in such Participant’s or Beneficiary’s Account. The Account of each Participant or Beneficiary tendering shares of Company Stock pursuant to subsection (b)(i) of this Section 11.2 shall be credited with the cash received by the Trustee in exchange for the shares tendered from such Participant’s or Beneficiary’s Account.

11.3 Fiduciary Responsibilities.

Each Participant shall be a “named fiduciary,” within the meaning of ERISA Section 402(a), with respect to the voting and tender of Company Stock pursuant to Sections 11.1 and 11.2 of the Plan .

11.4 Procedures for Voting and Tender.

(a) The Administrative Committee shall establish and maintain procedures by which Participants and Beneficiaries shall be (i) timely notified of their right to direct the voting and tender of Company Stock allocated to their Accounts and the manner in which any such directions are to be conveyed to the Trustee, and (ii) given information relevant to making such decisions. No directions shall be honored by the Trustee unless timely and properly conveyed in accordance with such procedures.

(b) Voting instructions received from Participants and Beneficiaries shall be held in confidence by the Trustee or its delegate for this purpose and shall not be divulged to the Company or to any officer or employee of the Company or to any other person.

ARTICLE XII

ADMINISTRATION

12.1 Fiduciary Responsibilities. A fiduciary shall have only those specific powers, duties, responsibilities and obligations as are specifically given to such person under the Plan or the Trust. The Company shall have sole responsibility to make the contributions provided for under the Plan and, by action of the Board of Directors, to amend or terminate, in whole or in part, the Plan or the Trust. The Board of Directors shall have sole responsibility to appoint and remove members of the Administrative Committee and the Trustees of the Plan. The Administrative Committee shall have sole responsibility for the general administration of this Plan and for the investment policies of the Plan, for the selection of the Plan’s investment funds pursuant to the Plan, and for the appointment and removal of any Investment Manager. Subject to the provisions of the Plan and the Trust Agreement, the Trustee shall have sole responsibility for the administration of the Trust and the management of the assets held in the Trust, as set forth in the Plan and the Trust. It is intended that each fiduciary shall be responsible for the proper exercise of such fiduciary’s own powers, duties, responsibilities, and obligations and, except as otherwise provided by law, shall not be responsible for any act or failure to act by another fiduciary. A fiduciary may serve in more than one fiduciary capacity with respect to the Plan. A fiduciary of the Plan who is also an Employee shall not be compensated in such individual’s capacity as fiduciary.

12.2 The Administrative Committee. Any member of the Administrative Committee may resign with sixty (60) days advance written notice to the Board of Directors. The Administrative Committee shall select a Chairman and a Secretary to keep records or to assist it in the discharge of its responsibilities. The Administrative Committee shall have such duties and powers as are necessary to discharge its responsibilities under the Plan, including, but not limited to, the following:

(a) To require any person to furnish such information as it requests for the purpose of the proper administration of the Plan;

(b) To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

(c) To construe and interpret the Plan, including the right to determine eligibility for participation, eligibility for payment, the amount of benefits payable, the timing of distributions and all other issues arising under the Plan as well as the right to remedy possible ambiguities, inconsistencies or omissions; provided, however, that all such interpretations and decisions shall be applied in a uniform manner to all similarly situated Participants and Beneficiaries;

(d) To employ and rely upon such advisors (including attorneys, independent public accountants, investment advisors and enrolled actuaries) as it deems appropriate or helpful in connection with the operation and administration of the Plan;

(e) To maintain complete records of the administration of the Plan;

(f) To prepare and file with the appropriate governmental agencies such reports as required from time to time with respect to the Plan under ERISA, the Code, or other laws and regulations governing the administration of the Plan;

(g) To furnish or disclose to Participants, Employees who may become Participants, and Beneficiaries information about the Plan and statements of accrued benefits under the Plan, in accordance with ERISA, the Code, or other laws and regulations governing the administration of the Plan;

(h) To delegate to one or more members of the Administrative Committee, or to persons other than Administrative Committee members, any authority, duty or responsibility pertaining to the administration or operation of the Plan; provided, however, that each such delegation shall be made by a written instrument authorized by the Administrative Committee and maintained with the records of the Plan. If any person other than an Employee is so designated, such person must acknowledge, in writing, acceptance of the duties and responsibilities delegated. All such instruments and acknowledgments shall be considered a part of the Plan;

(i) To determine, pursuant to procedures adopted by it, whether a state domestic relations order served upon the Plan is a “qualified domestic relations order” (as defined in Code Section 414(p)); to place in escrow any benefits payable in the period during which the Administrative Committee determines the status of an order; and to take any necessary action to administer distributions under the terms of a “qualified domestic relations order”;

(j) To discharge any responsibilities which are allocated to the Administrative Committee elsewhere in this Plan.

All decisions and interpretations of the Administrative Committee shall be binding and shall be entitled to the maximum deference permitted under the law.

12.3 Plan Expenses. All expenses authorized and incurred by the Administrative Committee shall be paid from the assets of the Plan, except to the extent such expenses are paid by the Company.

12.4 Meetings and Voting. The Administrative Committee shall act by a majority vote of its respective members at a meeting or, by written consent of a majority of its members, without a meeting. The Administrative Committee shall hold meetings, as deemed necessary by them, although any member may call a special meeting of the committee by giving reasonable notice to the other members. The Secretary of the Administrative Committee shall have authority to give certified notice in writing of any action taken by the committee.

12.5 Compensation. The members of the Administrative Committee, if Employees, shall serve without compensation.

12.6 Claims Procedures.

(a) Any Participant or Beneficiary (“Claimant”) may file a written claim for a benefit under the Plan with the Administrative Committee or with a person named by the Administrative Committee to receive such claims;

(b) In the event of a denial or limitation of any benefit or payment due or requested by any Claimant, such Claimant shall be given a written notification containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation is based. In addition, it shall contain a description of any additional material or information necessary for the Claimant to perfect a claim and an explanation of why such material or information is necessary. Further, the notification shall provide appropriate information as to the steps to be taken if the Claimant wishes to submit such claim for review. This written notification shall be given to a Claimant within ninety days after receipt of the claim by the Administrative Committee (or its delegatee to receive such claims), unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the ninety-day period and such notice shall indicate the special circumstances which make the postponement appropriate;

(c) In the event of a denial or limitation of benefits, the Claimant or the Claimant’s duly authorized representative shall be permitted to review pertinent documents and to submit issues and comments in writing to the Administrative Committee. In addition, the Claimant or the Claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Administrative Committee; provided, however, that such written request must be received by the Administrative Committee (or its delegatee to receive such requests) within sixty days after receipt by the Claimant of written notification of the denial or limitation. The sixty-day requirement may be waived by the Administrative Committee in appropriate cases; and

(d) (i) A decision shall be rendered by the Administrative Committee within sixty days after the receipt of the request for review; provided, however, that where special circumstances require an extension of time for processing the decision, it may be postponed, on written notice to the Claimant (prior to the expiration of the initial sixty-day period) for an additional sixty days, but in no event shall the decision be rendered more than one hundred and twenty days after the receipt of such request for review.

(ii) Notwithstanding subsection (d)(i) of this Section 12.6, if the Administrative Committee holds regularly scheduled meetings at least quarterly to review such appeals, a Claimant’s request for review shall be acted upon at the meeting immediately following the receipt of the Claimant’s request unless such request is filed within thirty days preceding such meeting. In such instance, the decision shall be made no later than the date of the second meeting following the receipt of such request by the Administrative Committee (or its delegatee to receive such requests). If special circumstances require a further extension of time for processing a request, a decision shall be rendered not later than the third meeting of the Administrative Committee following the receipt of such request for review, and written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.

(iii) Any decision by the Administrative Committee shall be furnished to the Claimant in writing and in a manner calculated to be understood by the Claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based.

(e) If a Claimant files a claim for benefits that the Administrative Committee denies, in whole or in part, then the Claimant may file suit in federal court with respect to the Claimant’s claim for benefits after the Claimant has exhausted the Plan’s administrative procedures of this Section 12.6. The Claimant must file such suit within three years after the date on which the Administrative Committee issues written notice denying, in whole or in part, the Claimant’s initial claim for benefits under Section 12.6(b).

12.7 Liabilities. The Administrative Committee, each member or former member of such Committee, and each person to whom duties and responsibilities have been delegated under the Plan shall be indemnified and held harmless by the Company, to the fullest extent permitted by ERISA, other applicable laws, and the charter and By-laws of the Company.

ARTICLE XIII

AMENDMENTS

13.1 Right to Amend. Except as otherwise set forth in this Article XIII or as may be required by law, the Board of Directors reserves the right to amend the Plan at any time and in any manner, without prior notification, consultation, or bargaining with any Employee or representative of Employees by written resolution of the Board of Directors adopted at a duly convened meeting of the Board of Directors in accordance with the By-Laws of the Company and the laws of the Commonwealth of Pennsylvania. To the extent required by the Code or ERISA, no amendment to the Plan shall decrease a Participant’s benefit or eliminate an optional form of distribution. No amendment shall make it possible for any assets of the Plan to be used for or diverted to any purposes other than for the exclusive benefit of Participants and Beneficiaries.

13.2 Amendment by Administrative Committee. The Administrative Committee may adopt any ministerial and nonsubstantive amendment it deems necessary or appropriate to (a) facilitate the administration, management and interpretation of the Plan, (b) conform the Plan to current practice, or (c) cause the Plan and its related Trust to qualify under Code Sections 401(a)(1), 501(a) and 4975(e)(7) or to comply with ERISA or any other applicable laws; provided that such amendment does not have any material effect on the estimated cost to the Company of maintaining the Plan.

13.3 Plan Merger and Asset Transfers. No assets of the Trust shall be merged or consolidated with, nor shall any assets or liabilities be transferred to any other plan, unless the benefits payable to each Participant or Beneficiary, if this Plan were terminated immediately after such action, would be equal to or greater than the benefits such individuals would have been entitled to receive if this Plan had been terminated immediately before such action.

13.4 Amendment of Vesting Schedule. Notwithstanding anything to the contrary, no amendment to the Plan shall have the effect of decreasing a Participant’s nonforfeitable percentage determined without regard to such amendment as of the later of the date such amendment is adopted or the date it becomes effective. If the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of a Participant’s nonforfeitable percentage, each Participant with at least 3 Years of Service may elect, within a reasonable period after the adoption of the amendment, to have the nonforfeitable percentage computed under the Plan without regard to such amendment. The Participant’s election may be made at any time during the period ending on the latest of:

(a) 60 days after the amendment is adopted;

(b) 60 days after the amendment becomes effective; or

(c) 60 days after the Participant is issued written notice of the amendment by the Company or the Administrative Committee.

ARTICLE XIV

TERMINATION

14.1 Right to Terminate. While the Company intends the Plan to be permanent, the Board of Directors reserves the right to terminate the Plan at any time, without prior notification, consultation, or bargaining with any Employee or representative of Employees by written resolution of the Board of Directors adopted at a duly convened meeting of the Board of Directors in accordance with the By-laws of the Company and the laws of the Commonwealth of Pennsylvania.

14.2 Effect of Termination. If the Plan is terminated, contributions shall cease, and the assets remaining in the Trust, after payment of any expenses, including expenses of administration or liquidation, shall be retained in the Trust for distribution in accordance with the terms of the Plan. Upon termination (including a partial termination), or upon the complete discontinuance of contributions by the Company, all Participants shall be 100 percent vested in their Accounts. Subject to the minimum distribution requirements of Section 9.9(b), distributions shall not be made from the Plan upon its termination until such time as the Plan has received a determination from the Internal Revenue Service that the Plan is qualified upon termination.

14.3 Change in Control. Notwithstanding the provisions of this Article XIV or any other provisions of the Plan to the contrary, the Plan will terminate, upon a Change in Control.

ARTICLE XV

MISCELLANEOUS

15.1 Non-alienation of Benefits. Except as provided in Code Section 401(a)(13) (relating to qualified domestic relations orders), Code Section 401(a)(13)(C) and (D) (relating to offsets ordered or required under a criminal conviction involving the Plan, a civil judgment in connection with a violation or alleged violation of fiduciary responsibilities under ERISA, or a settlement agreement between the Participant and the Department of Labor in connection with a violation or alleged violation of fiduciary responsibilities under ERISA), Section 1.401(a)-13(b)(2) of Treasury regulations (relating to Federal tax levies and judgments), or as otherwise required by law, no benefit under the Plan at any time shall be subject in any manner to anticipation, alienation, assignment (either at law or in equity), encumbrance, garnishment, levy, execution, or other legal or equitable process; and no person shall have power in any manner to anticipate, transfer, assign (either at law or in equity), alienate or subject to attachment, garnishment, levy, execution, or other legal or equitable process, or in any way encumber the Participant’s benefits under the Plan, or any part thereof, and any attempt to do so shall be void.

15.2 Appointment of Guardian. Where it is established to the satisfaction of the Administrative Committee that a guardian has been duly appointed on behalf of a person entitled to a distribution under the Plan, the Administrative Committee may cause payment to be made to the guardian for the benefit of the entitled person. The Administrative Committee shall have no responsibility with respect to the application of amounts so paid.

15.3 Satisfaction of Benefit Claims. The assets of the Trust shall be the sole source of benefits under this Plan, and each Participant or any other person who shall claim the right to any payment or benefit under this Plan shall be entitled to look only to the Trust for such payment or benefit, and shall not have any right, claim or demand against the Company or any officer or director of the Company. Such Participant or person shall not have a right to or interest in any assets of the Trust, except as provided from time to time under this Plan.

15.4 Controlling Law. The provisions of the Plan shall be construed, administered and enforced under the laws of the United States and the Commonwealth of Pennsylvania.

15.5 Non-guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Employee, or as a right of any Employee to be continued in the employment of the Company or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

15.6 Severability and Construction of the Plan.

(a) If any provision of the Plan or the application of it to any circumstance(s) or person(s) is invalid, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

(b) Unless the context otherwise indicates, the masculine wherever used shall include the feminine and neuter; the singular shall include the plural; and words such as “herein”, “hereof,” “hereby,” “hereunder” and words of similar import shall refer to the Plan as a whole and not any particular part of it.

15.7 No Requirement of Profits. Contributions may be made to the Plan without regard to current or accumulated profits of the Company.

15.8 All Risk on Participants and Beneficiaries. Each Participant and Beneficiary shall assume all risk in connection with any decrease in the value of the assets of the Trust and the Participants’ and Beneficiaries’ Accounts.

15.9 Recoupment of Overpayments. The Plan shall be entitled to recoup overpaid or erroneously paid benefits from the Plan, in any reasonable manner, including, but not limited to, (i) repayment by a Participant or Beneficiary, in a lump sum, installments, or other method approved by the Administrative Committee, or (ii) reduction of future benefit payments until all overpaid or erroneously paid amounts are fully recovered. The Plan may impose interest on previously overpaid or erroneously paid amount in determining the amount to be repaid or the amount by which future benefit payments are to be reduced. The provisions of this Section 15.9 shall be applied in a nondiscriminatory and consistent manner without regard to a Participant’s employment status with the Company.

15.10 Military Service. Notwithstanding any other provision of the Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service shall be provided in accordance with Code Sections 414(u) and 401(a)(37), including, but not limited to, the following:

(a) If a Participant dies while performing qualified military service, the Participant’s Beneficiary shall be entitled to additional benefits (other than contributions relating to the period of qualified military service), if any, that would be provided under the Plan had the Participant resumed employment with the Company the day before death and then terminated such employment on account of death.

(b) Differential wage payments, as defined in Code Section 414(u)(12), if any, shall be included in a Participant’s Compensation.

ARTICLE XVI

TOP-HEAVY PROVISIONS

16.1 Determination of Top-Heavy Status.

(a) Any provision of this Plan to the contrary notwithstanding, for any Plan Year in which the Plan is a Top-Heavy Plan, the provisions of this Article shall apply. The provisions of this Article shall have effect only to the extent required under Code Section 416. This Plan shall be deemed a Top-Heavy Plan only with respect to any Plan Year in which, as of the Determination Date, the Top-Heavy Ratio exceeds 60 percent.

(b) If the Plan is not included in a Required Aggregation Group with other plans, then it shall be Top-Heavy only if (i) when considered by itself it is a Top-Heavy Plan and (ii) it is not included in a Permissive Aggregation Group that is not a Top-Heavy Group.

(c) If the Plan is included in a Required Aggregation Group with other plans, it shall be Top-Heavy only if the Required Aggregation Group, including any permissively aggregated plans, is Top-Heavy.

16.2 Top-Heavy Definitions. Solely for purposes of this Article, the following words and phrases shall have the following meaning;

(a) “Aggregation Group or Top Heavy Group” means either a Required Aggregation Group or a Permissive Aggregation Group.

(b) “Determination Date” means, with respect to any Plan Year, the last day of the preceding Plan Year or in the case of the first Plan Year of any plan, the last day of such Plan Year or such other date as permitted under rules issued by the U.S. Department of the Treasury.

(c) “The Company” means the Company and all members of a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)), all commonly controlled trades or businesses (as defined in Code Section 414(c) as modified by Code Section 415(h)), or affiliated service groups (as defined in Code Section 414(m)) of which the Company is a part.

(d) “Key Employee” means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company having annual Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1)), a five percent owner of the Company, or a one percent owner of the Company having annual Compensation of more than $170,000, as adjusted by the Internal Revenue Service at the same time and in the same manner as under Code Section 415(d). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder. Compensation for purposes of this Section 16.2 is Compensation as defined in Section 2.11 of the Plan plus any Compensation paid by an Affiliate.

(e) “Non-Key Employee” means any Employee who is not a Key Employee.

(f) “Permissive Aggregation Group” means a Required Aggregation Group plus any other plans maintained and selected by the Company; provided that all such plans when considered together satisfy the requirements of Code Sections 401(a)(4) and 410.

(g) “Required Aggregation Group” means each qualified plan of the Company in which at least one Key Employee participates or which enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410.

(h) “Top-Heavy Ratio” means:

(i) If the Company maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Company has not maintained any defined benefit plan which during the 5-year period ending on the Determination Date(s) has or has had accrued benefits, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of the Account balances of all Key Employees as of the Determination Date(s) (including any part of any Account balance distributed in the 1-year period (5-year period in the case of a distribution made for a reason other than severance from employment, death or Disability) ending on the Determination Date(s)), and the denominator of which is the sum of all Account balances (including any part of any Account balance distributed in the 1-year period (5-year period in the case of a distribution made for a reason other than severance from employment, death or Disability) ending on the Determination Date(s)), both computed in accordance with Code Section 416 and the regulations thereunder. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Code Section 416 and the regulations thereunder.

(ii) If the Company maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of Account Balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with (i) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s), and the denominator of which is the sum of the Account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with (i) above, and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date(s), all determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the 1-year period (5-year period in the case of a distribution made for a reason other than severance from employment, death or disability) ending on the Determination Date.

(iii) For purposes of (i) and (ii) above the value of Account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code Section 416 and the regulations thereunder for the first and second plan years of a defined benefit plan. The Account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one hour of service with any Employer maintaining the plan at any time during the 1-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Code Section 416 and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of Account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

The accrued benefit of a Participant other than a Key Employee shall be determined under (1) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or (2) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Code Section 411(b)(1)(C).

(i) “Valuation Date” means, for purposes of determining if the Plan is Top-Heavy, the most recent Valuation Date in the period of twelve months ending on the Determination Date.

16.3 Top-Heavy Rules. For any year in which a Plan is determined to be a Top-Heavy Plan the following rules shall apply:

(a) For each Plan Year in which the Plan is Top-Heavy, minimum contributions for a Participant who is a Non-Key Employee shall be required to be made on behalf of each Participant who is employed by the Company on the last day of the Plan Year. The amount of the minimum contribution shall be the lesser of the following percentage of compensation:

(i) three percent, or

(ii) the highest percentage at which Contributions are made under the Plan for the Plan Year on behalf of any Key Employee.

(A) For purposes of this paragraph (ii), all defined contribution plans included in a Required Aggregation Group shall be treated as one plan.

(B) This paragraph (ii) shall not apply if the Plan is included in a Required Aggregation Group and the Plan enables a defined benefit plan included in the Required Aggregation Group to meet the requirements of Code Sections 401(a)(4) or 410.

(C) If the highest percentage at which Contributions are made under the Plan for a top-heavy Plan Year on behalf of Key Employees is less than three percent, the amounts contributed as a result of a salary reduction agreement must be included in determining Contributions made on behalf of Key Employees.

Any contributions that must be made under this subsection (a) shall be made under the applicable ICC Holdings, Inc. or Affiliate 401(k) Plan.

(b) The vesting schedule when the Plan is Top-Heavy is as follows:

Years of Service	Vested Percentage
0-1 Years of Service	0%
1 Year of Service	25%
2 Years of Service	50%
3 Years of Service	75%
4 Years of Service	100%

ARTICLE XVII

EXEMPT LOANS

17.1 General. The Trustee shall have the authority and discretion to borrow money from a Disqualified Person, or another source which is guaranteed by a Disqualified Person for the purpose of (a) purchasing Company Stock, or (b) repaying a prior Exempt Loan. Any Exempt Loan shall satisfy all of the requirements of this Article XVII.

17.2 Terms of Exempt Loan Agreements. All Exempt Loans shall satisfy the following requirements:

(a) The loan shall be primarily for the benefit of Participants and their Beneficiaries;

(b) The loan shall be for a specified term and shall bear no more than a reasonable rate of interest.

(c) The proceeds of the loan shall be used only to repay such loan or a prior loan, or to acquire Company Stock.

(d) The collateral pledged by the Trustee shall consist only of the Company Stock purchased with the borrowed funds, or Company Stock that was pledged as collateral in connection with a prior Exempt Loan that was repaid with the proceeds of the current Exempt Loan.

(e) Under the terms of the agreement, the lender shall have no recourse against the Trust, or any of its assets, except with respect to the collateral and contributions (other than contributions of Company Stock) by the Company that are made to satisfy its obligations under the loan agreement and earnings attributable to such collateral and such contributions.

(f) The payments made on the loan during a Plan Year shall not exceed an amount equal to the sum of such contributions and the earnings received during or prior to the year less such payments on the exempt loan in prior years.

(g) In the event of default, the value of the assets transferred in satisfaction of the loan shall not exceed the amount of default; moreover, if the lender is a Disqualified Person, the loan agreement shall provide for a transfer of assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the loan.

17.3 Suspense Account.

(a) Company contributions made to the Trust in the form of Company Stock purchased with the proceeds of an Exempt Loan shall be held in the Suspense Account as the collateral for that Exempt Loan. Such stock shall be released from the Suspense Account on a pro-rata basis according to the amount of the payment on the Exempt Loan for the Plan Year, determined under one of the following two alternative formulas in the discretion of the Administrative Committee:

(i) for each Plan Year during the duration of the Exempt Loan, the number of shares of Company Stock released shall equal the number of such shares held in the Suspense Account immediately before release for the current Plan Year multiplied by a fraction, the numerator of which is the amount of principal and interest paid for the year and the denominator of which is the sum of the numerator plus the remaining principal and interest to be paid for all future years. The number of future years under the Exempt Loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods. If the interest rate under the loan is variable, the interest to be paid in future years must be computed by using the interest rate applicable as of the end of the Plan Year. If the collateral includes more than one class of Company Stock, the number of shares of each class to be released for a Plan Year must be determined by applying the same fraction to each class; or

(ii) for each Plan Year during the duration of the Exempt Loan, the number of shares of Company Stock released is determined solely with reference to the principal payment of the Exempt Loan. If Company Stock in the Suspense Account is released in accordance with this subsection (ii), (A) the Exempt Loan must provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years; and (B) interest included in any payment is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables.

This subsection (ii) will not be applicable if by reason of a renewal, extension, or refinancing, the sum of the expired duration of the Exempt Loan, the renewal period, the extension period, and the duration of a new Exempt Loan exceeds 10 years.

(b) Shares of Company Stock released in accordance with Section 17.3(a) of the Plan shall first be allocated to the Accounts of Participants in an amount equal in value to any dividends paid on shares previously allocated to Participant’s Accounts that are used to repay the Exempt Loan. The remaining shares of Company Stock shall then be allocated to the Accounts of Participants in the same manner as described in Section 5.5.

IN WITNESS WHEREOF, ICC Holdings, Inc. has caused this Plan to be duly executed under seal this      day of             , 2016.

ICC HOLDINGS, INC.

By:
Name:
Title: